EXHIBIT (1) (b)

Resolution of Board of Directors of Life of Virginia authorizing the addition of Investment Subdivisions to Separate Account III




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WHEREAS,  The Executive Committee of the Board of Directors of The Life
Insurance Company of Virginia  ("Company"),  pursuant to the provisions of
Section 38.2-3113 of the Code of Virginia, adopted resolutions, establishing Life of Virginia Separate Account III ("Separate Account III") on February 10, 1987; and

WHEREAS, Separate Account III was originally established with twenty investment subdivisions which invest in the shares of corresponding Portfolios of Life of Virginia Series Fund, Inc., the American Life/Annuity Series, the Variable Insurance Products Fund and the Oppenheimer Variable Accounts Funds; and

WHEREAS, The Company wishes to establish additional investment subdivisions of Separate Account III which will invest in shares of corresponding Portfolios of the Zero Coupon Bond Fund,

NOW, THEREFORE, BE IT RESOLVED, That the Executive Committee of the Board of Directors of the Company does hereby establish and create the following additional investment subdivisions of Separate Account III which will invest in shares of the mutual fund portfolios set forth below:

              INVESTMENT SUBDIVISIONS    TO BE INVESTED IN
              -----------------------    -----------------
                     FIDELITY ZERO COUPON BOND FUND
             FID ZERO - 1993                 1993 PORTFOLIO
             FID ZERO - 1998                 1998 PORTFOLIO
             FID ZERO - 2003                 2003 PORTFOLIO


FURTHER RESOLVED, That the President, any Senior Vice President, or any Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements as may be necessary or appropriate to enable such investments to be made, and the Executive Committee hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President, any Senior Vice President, or any Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.